Exhibit 10.9

JONES LANG LASALLE INCORPORATED

SEVERANCE PAY PLAN

(As Amended and Restated Effective July 1, 2010)

TABLE OF CONTENTS

JONES LANG LASALLE INCORPORATED
SEVERANCE PAY PLAN
s
AMENDED AND RESTATED EFFECTIVE JULY 1, 2010

I, Nazneen Razi, am the Chief Human Resources Officer for Jones Lang LaSalle Americas, Inc., and the Administrator of the Jones Lang LaSalle Incorporated Severance Pay Plan (the “Plan”).  The Plan originally was established effective June 1, 1998.  Pursuant to the authority granted to me under Section 7.7 of the Plan, the Plan is hereby amended and restated in the form attached hereto, with an “effective date” of July 1, 2010.  All previous versions of the Plan are superseded by the attached Plan, as amended and restated effective July 1, 2010.

/s/ Nazneen Razi
Nazneen Razi
Chief Human Resources Officer
Jones Lang LaSalle Americas, Inc.

TABLE OF CONTENTS
(continued)

SECTION 1	IINTRODUCTION	1
1.1	Purpose.	1
1.2	Effective Date, Plan Year.	1
1.3	Employers.	1
1.4	Administration.	2
1.5	Plan Supplements.	2

SECTION 2	ELIGIBILITY FOR PARTICIPATION	2
2.1	Participants.	2
2.2	Conditions of Ineligibility.	3

SECTION 3	PLAN BENEFITS	5
3.1	Pay.	5
3.2	Full Years of Continuous Service.	6
3.3	Base Severance.	6
3.4	Enhanced Severance.	6
3.5	Conditions to Payment of Enhanced Severance Benefits.	12
3.6	Repayments and Forfeitures.	13
3.7	Offset for Other Benefits or Amounts Due.	13
3.8	Non-Solicitation of Employees and Clients.	13
3.9	Benefits for Certain Acquired Employees.	14

SECTION 4	PAYMENT OF BENEFITS	14
4.1	Release.	14
4.2	Form of Payment.	14
4.3	Section 409A Restrictions.	15
4.4	Death Benefits.	15

SECTION 5	FINANCING PLAN BENEFITS	15

SECTION 6	REEMPLOYMENT	16

SECTION 7	MISCELLANEOUS	16
7.1	Information to be Furnished by Participants.	16
7.2	Employment Rights.	16
7.3	Employer’s and Administrator’s Decision Final.	16
7.4	Evidence.	16
7.5	Uniform Rules.	17
7.6	Gender and Number.	17
7.7	Action by Employer.	17
7.8	Controlling Laws.	17

ii

7.9	Interests Not Transferable.	17
7.10	Mistake of Fact.	17
7.11	Severability.	18
7.12	Withholding.	18
7.13	Effect on Other Plans or Agreements.	18
7.14	Non-Duplication.	18
7.15	No Vested Rights.	18
7.16	Procedure for Making and Appealing Claims.	18

SECTION 8	AMENDMENT AND TERMINATION	19
8.1	Amendment and Termination.	19
8.2	Notice of Amendment or Termination.	20

iii

JONES LANG LASALLE INCORPORATED
SEVERANCE PAY PLAN

(As Amended and Restated Effective July 1, 2010)

SECTION 1

Introduction

1.1	Purpose.

Jones Lang LaSalle Incorporated (the “Company”) has established the Jones Lang LaSalle Incorporated Severance Pay Plan (the “Plan”) to enable the Company and its subsidiaries and certain affiliates that adopt the Plan with the Company’s consent to provide severance benefits to eligible employees who involuntarily terminate employment with the Company or its subsidiaries or certain affiliates.  Severance benefits for eligible employees shall be determined exclusively under the Plan.  The Plan, as set forth herein, shall constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Act of 1974 (“ERISA”).

1.2	Effective Date, Plan Year.

The Plan was originally established effective June 1, 1998.  The “effective date” of the Plan, as amended and restated, is July 1, 2010.  The terms of the Plan apply, on and after the effective date, to each participant who terminates employment with an Employer on or after that date, and such employees shall be entitled to benefits only if they satisfy each of the Plan’s requirements for participation and benefits.  A “plan year” is the 12-month period beginning on January 1 and ending on the following December 31.

1.3	Effective Date, Plan

Any subsidiary or affiliate of the Company may adopt the Plan with the Company’s consent.  A “subsidiary” of the Company is any corporation more than 50% of the voting stock of which is owned, directly or indirectly by the Company.  An “affiliate” of the Company is any business entity in which the Company does not own more than 50% of the voting stock, but which exists to spend all or a substantial part of its time to service the Company or its subsidiaries.  Currently, Jones Lang LaSalle Americas, Inc. and LaSalle Investment Management, Inc. are the only participating employers in the Plan other than the Company.  Thus, the Company, Jones Lang LaSalle Americas, Inc. and LaSalle Investment Management, Inc. are referred to herein collectively as the “Employers” and sometimes individually as an “Employer.”  Notwithstanding the foregoing, the term “Employer” or “Employers” shall not include Jones Lang LaSalle Services, Inc.

1.4	Administration.

The Plan is administered by the Chief Human Resources Officer of Jones Lang LaSalle Americas, Inc. (the “Administrator”).  The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.  The Administrator, from time to time, may also appoint such individuals to act as the Company’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.  In administering the Plan, the Administrator shall have the sole discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan.  The Administrator shall have the sole discretionary authority to grant or deny benefits under this Plan.  Benefits under this Plan shall be paid only if the Administrator decides in his or her sole discretion that the applicant is entitled to them.  Any notice or document required to be given or filed with the Company shall be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Company, attention Severance Pay Plan Administrator, at Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

1.5	Plan Supplements.

The provisions of the Plan may be modified by supplements to the Plan.  The terms and provisions of each supplement are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the supplement(s).

SECTION 2

Eligibility for Participation

2.1	Participants.

Subject to the conditions and limitations of the Plan, the Plan applies to each regular employee whose employment with an Employer is terminated for reasons described below, and who is not otherwise ineligible for severance pay under Section 2.2.  A “regular employee” means an employee of an Employer who is eligible for coverage under the Employer’s medical benefit plan, who spends all or substantially all of his or her time on Employer matters and who is not covered by a written agreement or severance agreement, unless such agreement specifically provides for participation in the Plan.  A “regular employee” does not include an individual who is compensated under a variable compensation program or who otherwise has the opportunity to receive bonus or commission after termination of employment that is based on a percentage of revenue that an Employer earns and collects for transactions that close after the employee’s termination, and such individuals are not eligible for participation in the Plan.  For purposes of the Plan, a “variable compensation program” means a program that provides a bonus or commission opportunity to an employee after termination of employment that is based on a percentage of revenue an Employer earns and collects for transactions that close after the employee’s termination of employment.  In addition, the Plan applies to (i) GEC Participants as defined in Section 3.4(e) to the extent provided therein; and (ii) Modified Participants as defined in Section 3.4(f) to the extent provided therein.   The Plan does not apply to the following employees of an Employer:

(a)	those who are covered by a collective bargaining agreement;

(b)
those who hold positions that were formerly Jones Lang LaSalle Services, Inc. positions, including, for example, positions providing direct building support (i.e., Chief Engineer, Engineer, Mechanic, HVAC, Day Porter, Facility Coordinator) and/or building support personnel dedicated exclusively to one or more identified clients;

(c)
those who are performing services for an Employer pursuant to the terms of an individual agreement (i.e., an employment agreement or as an independent contractor) or a leasing arrangement with another entity (i.e., as a leased employee);

(d)	except in the case of GEC Participants, those who perform all or most of their services outside the United States; and

(e)	individuals who are compensated under a variable compensation program, as defined above.

An individual’s status as an eligible employee shall be determined by the Administrator in its sole discretion and such determination shall be conclusive and binding on all persons notwithstanding any contrary determination by any court or governmental agency.

A regular employee described above who satisfies each of the conditions and limitations of the Plan (including Section 2.2) shall become a participant in the Plan on the date the employee’s employment with an Employer ends due to involuntary termination on account of (i) job elimination; (ii) permanent reduction in work force; or (iii) permanent shut down of a facility, department or subdivision.  The Administrator shall have sole and exclusive discretion to determine whether an involuntary termination is on account of any such event.  Notwithstanding the foregoing, a GEC Participant shall become a participant in the Plan on the date he or she becomes eligible for benefits under Section 3.4(e).  An employee in the job categories of National, Regional or International Director shall become a Modified Participant in the Plan on the date he or she becomes eligible for benefits under Section 3.4(f).

2.2	Conditions of Ineligibility.

An otherwise eligible employee shall not be eligible for severance benefits under the Plan if:

(a)
employment with the Employer terminates by reason of discharge for cause, as determined in the Employer’s sole discretion (including, but not limited to, violations of the Company’s policies or Code of Business Ethics, willful or grossly negligent breach of the employee’s duties as an employee of the Employer, fraud, embezzlement, theft, falsification of documents, use or distribution on premises of illegal drugs, refusal to cooperate with an investigation or any other similar dishonest conduct);

(b)	employment with the Employer terminates involuntarily as a result of poor performance, as determined by the Administrator;

(c)	employment with the Employer terminates by reason of death of the employee;

(d)	employment with the Employer terminates voluntarily for any reason, including retirement, resignation or job abandonment;

(e)
at the time of his or her termination, the employee is entitled to any form of disability benefits or workers’ compensation, provided however, that an employee who is certified to return to work and whose disability benefits or workers’ compensation ends and who cannot be placed in employment with an Employer shall then become eligible for severance benefits under the Plan;

(f)
employment with an Employer is involuntarily terminated after the employee refuses a position with an Employer, a subsidiary, an affiliate, a client or a company that takes over a client assignment that an Employer loses, or a company to whom an Employer outsources that position, provided that such position is reasonably comparable in responsibility and salary, and is in the same general location (the Administrator shall have sole discretion to determine whether the position offered constitutes a “reasonably comparable” position for purposes of this paragraph);

(g)
on or before the employee’s termination date, he or she takes a position with the same or another Employer, a subsidiary, an affiliate of an Employer or a client or company that takes over a client assignment that the Employer loses, or a company to whom an Employer outsources that position;

(h)
the employee has not remained employed with an Employer until the date of any qualifying job elimination, permanent reduction in work force or permanent shut down of a facility, department or subdivision, regardless of whether an advance announcement was made before such event.  If an employee does not remain employed with an Employer until the last work day of an event described in this paragraph, no benefits under the Plan are payable to the employee;

(i)	the Plan is terminated, whether or not the Company provided prior notice concerning the termination of the Plan;

(j)	an employee’s employment is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of the business of an Employer;

(k)
employment with an Employer in a property or facility management role terminates involuntarily as a result of the loss of all or a part of a property or facility management assignment within the Accounts or Markets groups or the Retail business units, as determined in the sole discretion of the Administrator.  For purposes of this paragraph, loss of a property or facility management assignment shall include the resignation or relinquishment by an Employer of a property or facility management assignment;

(l)	an employee is terminated after a client of the Employer requests that the employee cease providing services at the client’s premises; and

(m)	except as provided in Section 3.4(e) in the case of a GEC Participant, an employee is entitled to severance benefits under any other plan, program or arrangement maintained by an Employer.

Except as provided in Section 3.4(e), in no event shall any participant’s severance pay benefit exceed an amount equal to 24 months of the participant’s base pay.

SECTION 3

Plan Benefits

3.1	Pay.

“Pay” for purposes of the Plan shall mean:

(a)
for salaried employees, the participant’s annualized base salary (excluding any target bonus and/or value added compensation, cost of living adjustment (“COLA”) or any other type or form of compensation); or

(b)	for hourly employees, the participant’s annualized base compensation, calculated by multiplying the participant’s regular hourly rate by 2080.

Pay rates shall be the rates in effect on a participant’s last date of employment with an Employer.  Any performance or merit reviews that are pending or in process shall not affect the amount of any severance pay benefit.  In determining the amount of a participant’s weekly pay for purposes of Sections 3.3 and 3.4, the annualized amounts determined above shall be divided by a factor of 52.

3.2	Full Years of Continuous Service.

A participant’s “full years of continuous service” for purposes of the Plan shall mean the number of completed 12-consecutive month periods, prior to his or her employment termination date, measured from the participant’s last date of hire by an Employer, determined in accordance with the Employer’s personnel records.  No fractional years of service are counted under the Plan.  A participant’s service remains “continuous” despite a break in service, provided the participant has incurred only one break in service and it is less than 12 months in duration, and such participant repays any severance benefit paid by the Employer or subsidiary attributable to such service before the break in service.  For purposes of the preceding sentence, and disregarding fractional years, a participant’s number of full years of continuous service:

(a)	before such a break in service, and

(b)	after such a break in service

shall be added together and the sum shall be the participant’s number of full years of continuous service.

3.3	Base Severance.

A participant who is eligible for severance benefits under the Plan shall be entitled to receive as base severance pay an amount equal to two weeks of pay as of the date of his or her termination from the Employer, calculated by multiplying the participant’s weekly pay determined under Section 3.1 by a factor of two.

3.4	Enhanced Severance.

Subject to Section 3.6, in addition to the base severance pay that a participant is entitled to receive under Section 3.3, a participant who satisfies all of the conditions of the Plan (specifically including executing and not revoking the Severance Agreement and General Release described in Section 3.5) shall be entitled to enhanced severance pay in an amount determined by multiplying the participant’s number of full years of continuous service, times the applicable multiplier from the table below, times the participant’s weekly pay (as described in Section 3.1), and the result so determined shall not be less than the minimum number of months of pay as set forth in column (c) of the following table, but shall not exceed the maximum number of months of pay as set forth in column (d) of the following table:

(a) Position Level	(b) Applicable Multiplier (Applicable to Participant’s Weekly Pay x Full Years of Continuous Service)	(c) Minimum Months of Pay	(d) Maximum Months of Pay
International & Regional Director	3	6 Months	15 Months
National & Associate Director	2	1 Month	9 Months
Exempt Staff	1	1 Month	6 Months
Non-Exempt Staff	1	1 Month	3 Months

Notwithstanding the foregoing, enhanced severance pay for a GEC Participant and a Modified Participant shall be separately calculated pursuant to Sections 3.4(e) and (f).

In addition to the amount of severance pay set forth in Section 3.3 and this Section 3.4, the following additional benefits are provided:

(a)
Benefit Continuation.  If the participant was enrolled in Employer-sponsored medical benefits on his or her termination date, the participant may be eligible for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In addition, the participant may be eligible for a special subsidy to help pay for COBRA coverage, as described in subparagraphs (ii) and (iii) below.

(i)
COBRA Continuation Coverage.  A participant enrolled in an Employer-sponsored medical benefits plan on his or her termination date is eligible to continue such coverage for up to 18 months under COBRA.  Generally, the participant is required to pay the full cost of this coverage, plus a 2% administrative fee. The amount required to be paid by the participant is subject to change on January 1 of every year.  If the participant does not timely elect to exercise his or her COBRA continuation rights to continue Employer-sponsored medical and dental benefits, the participant may not reinstate such coverage at a later date.  All of the terms and conditions of the corresponding medical benefits plans sponsored by the Employer shall be applicable to a participant receiving COBRA continuation coverage.

(ii)
Subsidy for COBRA Coverage.  Under the American Recovery and Reinvestment Act of 2009, a participant who is involuntarily terminated between September 1, 2008 and May 31, 2010 is entitled to a 65% reduction in his or her COBRA continuation premium (subject to certain income limitations) for up to nine months, unless he or she becomes eligible for coverage under another group health plan or Medicare.  (This premium reduction is referred to herein as the “ARRA Subsidy.”)  Correspondence regarding availability of the ARRA Subsidy shall be forthcoming from the Employer’s COBRA Administrator.  Generally, except as described below, the participant shall be responsible for payment of his or her entire COBRA premium after the nine-month ARRA Subsidy period ends.  However, under no circumstances shall COBRA coverage extend beyond the date on which a terminated participant becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation or the participant is entitled to Medicare.  In addition, the ARRA Subsidy shall not extend beyond the date on which the terminated participant becomes eligible for coverage under another group health plan or the participant is entitled to Medicare.  The amount required to be paid by the participant under both the subsidized and non-subsidized period is subject to change on January 1 of every year.

(iii)
Additional COBRA Enhancements.  As described above, a participant who elects COBRA coverage is only required to pay 35% of the total premium cost for the first nine months of coverage, subject to the limitations described above.  This subsection describes additional COBRA-related enhancements.  Each participant shall be entitled to receive a special COBRA severance payment (separate from the ARRA Subsidy) until the earlier of: (i) the date that the participant becomes covered under another group plan or Medicare; (ii) the last day of the participant’s severance pay period; or (iii) the end of the nine-month ARRA Subsidy period described above.  This COBRA severance payment is issued directly to the participant on an after-tax basis.  This special payment is intended to reimburse the participant for his or her COBRA premium payment to the extent such premium is greater than the amount a similarly situated active employee would be required to pay for comparable coverage.  This way, the participant’s total cost for COBRA coverage during the severance pay period will be comparable to the health care premium for an active employee.  In addition, to the extent a participant’s severance pay period is longer than the nine-month ARRA Subsidy period, the Employer shall pay the additional premiums so that the participant’s share of the COBRA payments are comparable to the premiums for a similarly situated active employee receiving comparable coverage.  This extended Employer provided subsidy, if applicable, shall continue until the earlier of: (i) the date that the participant becomes covered under another group plan or Medicare; or (ii) the last day of the participant’s severance pay period.

(b)
Outplacement Counseling Services.  The Employer shall provide each participant with outplacement counseling services to be provided by a firm of the Employer’s choice.  The nature of such services, its duration and all other terms and conditions shall be determined by the Employer.

(c)
Timing and Consideration.  Each of the enhanced severance arrangements described in this Section 3.4 shall become available to a participant beginning after the seven-day revocation period following the execution of the Severance Agreement and General Release described in Section 3.5.  The consideration for this voluntary Severance Agreement and General Release shall be the enhanced severance, Employer-provided benefits and outplacement counseling services, if applicable, to which the participant otherwise would not be entitled.  Benefits are payable at the time and in the manner described in Section 4.2.

(d)
Prorated Target Bonus.  The provisions in this Section 3.4(d) shall apply exclusively to participants who: (i) have target bonuses; (ii) are not GEC Participants as defined in Section 3.4(e); and (iii) are eligible for severance pay under the Plan as the result of a termination occurring during the last calendar quarter of the plan year (a “Target Bonus Participant”).

In the event a Target Bonus Participant has otherwise satisfied all of the conditions of the Plan for enhanced severance under Section 3.4 (specifically including executing the Severance Agreement and General Release described in Section 3.5), such Target Bonus Participant may receive a prorated share of his or her target bonus for the year of termination, subject to the Employer’s then existing practice of determining discretionary bonus payments.  Payment of bonuses is within the Employer’s sole discretion, and may be made, if at all, subject to year-to-year variations.  Factors included in considering individual bonus awards include, without limitation, the Target Bonus Participant’s performance against specific objective and subjective standards developed with his or her manager, subjective evaluation by management and the anticipated performance of the Employer, region and business unit.  A consideration of these factors may lead to a Target Bonus Participant receiving more than, less than or none of his or her prorated target bonus.  Any bonus payment shall be less any required payroll deductions.

Furthermore, except as specifically otherwise provided in this Section 3.4(d), all of the other provisions and conditions of the Plan shall be applicable to enhanced severance payable to a Target Bonus Participant.

(e)
GEC Supplemental Benefit.  The provisions in this Section 3.4(e) shall apply exclusively to each of those individuals who is a member of the Company’s Global Executive Committee (the “GEC”) or any successor global management committee to the GEC as may be designated as such by the Company at the time of his or her termination.  As of May 1, 2004, the GEC consists of the Company’s Global Chief Executive Officer, Global Chief Financial Officer and the Chief Executive Officers of each of the Company’s Americas, Europe, Asia-Pacific and LaSalle Investment Management operating units (each a “GEC Participant” and collectively the “GEC Participants”).

In the event that the employment of a GEC Participant with the Employer ends due to an involuntary termination for any reason other than those set forth in Sections 2.1 or 2.2(a), (b), (c), (d), (e), (f), (g), (h), (k) or (m), then such GEC Participant, if he or she has satisfied all of the conditions of the Plan (specifically including executing the Severance Agreement and General Release described in Section 3.5), shall be entitled to enhanced severance pay equal to the sum of: (i) 52 times the GEC Participant’s weekly pay; plus (ii) an amount equal to the annual target bonus then in effect for such GEC Participant.  Such enhanced severance pay shall be payable in a lump sum.

In addition to the foregoing amounts:

(i)
If a GEC Participant is terminated under this Section 3.4(e) between January 1 in a given year and the date thereafter on which the Employer pays bonuses in respect of the previous year (the “Bonus Payment Date”), then the GEC Participant shall remain eligible to receive his or her bonus on the Bonus Payment Date subject to the Employer’s then existing practice of determining discretionary bonus payments and otherwise subject to the considerations with respect to the payment of bonuses set forth in Section 3.4(d).

(ii)
If a GEC Participant is terminated under this Section 3.4(e) between the Bonus Payment Date and June 30 of any given year, then the GEC Participant shall not be eligible to receive any further bonus payment beyond any bonus paid in respect of the then previous Bonus Payment Date.

(iii)
If a GEC Participant is terminated under this Section 3.4(e) between June 30 and December 31 (inclusive) of any given year, then when the Employer calculates and pays bonuses in the following year, such GEC Participant may receive a prorated share of his or her target bonus for the year of termination, subject to the Employer’s then existing practice of determining discretionary bonus payments and otherwise subject to the considerations with respect to the payment of bonuses set forth in Section 3.4(d).

After termination under this Section 3.4(e), a GEC Participant shall not be eligible to receive any bonus payments except as specifically contemplated in this subsection as set forth above.

In the case of Section 2.2(f), it shall be the Compensation Committee (rather than the Administrator) that has the discretion to determine whether the position offered to a GEC Participant constitutes a “reasonably comparable” position (which in any event may only be with the Company or one of its subsidiaries).  In the case of Section 2.2(m), the GEC Participant shall be permitted to elect whether to receive severance pay under this Plan or under such other plan, program or arrangement (including an employment agreement) with respect to which he or she may be entitled to receive severance (or “Garden Leave”) benefits, but shall not be entitled to receive payments under both.  Such election shall be made on or after the date the GEC Participant is terminated and before the GEC Participant receives severance payments from an Employer under any plan, program or arrangement, including this Plan, for such termination.  Payment of severance under this Plan shall not, however, preclude payment of any other benefits (such as, for example, with respect to health care) that may otherwise be provided under any separate plan, program or arrangement (including an employment agreement).

For avoidance of doubt, the provisions of the Plan shall apply according to its terms if the particular circumstances set forth in Section 2.1 of the Plan cause a GEC Participant’s employment to end.  Furthermore, except as specifically otherwise provided in this Section 3.4(e), all of the other provisions and conditions of the Plan shall be applicable to enhanced severance payable to a GEC Participant.

(f)
Modified Participant Benefit.  The provisions in this Section 3.4(f) shall apply exclusively to individuals who (i) are individuals in the job categories of National, Regional or International Director whose employment is involuntarily terminated; (ii) are otherwise not eligible for severance benefits as participants under the Plan; and (iii) are not ineligible for severance benefits under Sections 2.2(a), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) or (m) of the Plan.  A person meeting all the criteria in the previous sentence shall be deemed to be a “Modified Participant.”  A Modified Participant shall not include an individual who is compensated under a variable compensation program, as defined in Section 2.1.  In the event of such termination, then such Modified Participant, if he or she satisfies all of the conditions of the Plan (specifically including executing the Severance Agreement and General Release described in Section 3.5), shall be entitled to the following enhanced severance payment, in addition to the base severance pay under Section 3.3:

(i)	If terminated after performance counseling:

A.	For National Directors – ½ month base compensation

B.	For Regional or International Directors – 1-½ months base compensation

(ii)
If terminated without performance counseling – ½ of the enhanced severance benefits to which the Modified Participant would have been eligible had the Modified Participant been an eligible participant under the Plan.

For purposes of the Plan, performance counseling shall mean the written memorandum or memoranda explaining a performance deficiency, and/or a 30-day period from the first written memorandum.  “Terminated after performance counseling” shall mean involuntary termination within six months of performance counseling, which shall be six months after the date on which the 30 days from the first written memorandum expires or the date of the last written memorandum, whichever is later.  Terminations outside six months after performance counseling shall be considered terminations “without performance counseling.”

3.5	Conditions to Payment of Enhanced severance Benefits.

As a condition to receiving the enhanced severance benefits described in Section 3.4, each participant is required to:

(a)
Execute and submit within the allotted time, a Severance Agreement and General Release in the form prescribed.  A participant may be required to re-execute the release on his or her date of separation, if necessary.  The participant shall have a period of 21 days (45 days in certain cases) to consider and sign the Severance Agreement and General Release.  If a participant’s signed release is not returned by the deadline, no enhanced severance benefits shall be provided under the Plan.  If a participant revokes the Severance Agreement and General Release within the seven-day revocation period, no enhanced severance benefits shall be provided under the Plan.

(b)	Return all Employer property (including, but not limited to computers, keys, credit cards, documents, records, identification cards and equipment) on or before his or her termination of employment.

(c)
Repay all loans or other amounts due to the Employer including, without limitation, any outstanding corporate credit card balances or negative paid-time-off balances.  Any loans or other amounts due from the employee shall be set off against and deducted from the severance amount otherwise due the employee under the Plan.

3.6	Repayments and Forfeitues.

(a)
Notwithstanding any other provision of the Plan to the contrary, any participant who accepts benefits under the Plan shall reimburse the Employer for the full amount of any benefits he or she received under the Plan if the participant subsequently discloses any of the Employer’s trade secrets, violates any written covenants between such participant and the Employer or otherwise engages in conduct that may adversely affect the Employer’s reputation or business relations.  In addition, any participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid.  If, and to the extent required by the terms of any agreement between the Employer and a third party concerning the sale or transfer of all or any portion of the Employer, any participant whose employment is involuntarily terminated in conjunction with such sale and who becomes a direct competitor of such third party or is employed by a direct competitor of such third party shall forfeit any right to any additional benefits under the Plan which have not yet been paid.

(b)
Effective March 15, 2009, as a condition to reemployment by the Company or any of its affiliated companies within the time period equal to the period of the Enhanced Severance payment, a participant must repay the difference between the actual break in service and the total enhanced severance payment, if any.  If a participant is rehired and does not repay Enhanced Severance, then upon rehire for purposes of future severance calculations, the rehire date shall be used.

3.7	Offset for Other Benefits or Amounts Due.

Except as provided in Section 3.4(e), the amount of any benefits payable to a participant under the Plan shall be reduced on a dollar-for-dollar basis by any separation, termination or similar benefits that an Employer, subsidiary or affiliate pays or is required to pay to such participant through insurance or otherwise under any plan, program, agreement or contract of the Employer, subsidiary or affiliate, or under any federal or state law.

3.8	Non-Solicitation of Employees and Clients.

As a condition to receiving enhanced severance benefits under Section 3.4, each participant shall execute a release in a form specified by the Employer, containing the participant’s agreement to the following restrictions: during the period severance is payable, or during the period of 12 months after termination, whichever is longer, the participant shall not (i) solicit or induce any other employees of an Employer or subsidiary to leave the employ of the Employer; (ii) solicit or induce any of an Employer’s or subsidiary’s clients to discontinue or reduce the extent of such relationship with the Employer or subsidiary; or (iii) assist, perform services for or have any equity interest in any of an Employer’s or subsidiary’s clients.  If a participant fails to comply with such restrictions, any remaining unpaid benefits under the Plan shall not be paid and the Employer may pursue all legal remedies available to it, including recovery of severance already paid.  The Employer has the sole discretion to determine whether an entity is a “client” of an Employer or a subsidiary.

3.9	Benefits for Certain Acquired Employees.

Notwithstanding the provisions of Sections 3.3 and 3.4, the Company may, in its discretion, provide severance pay and benefits that are different than those set forth in such Sections in the event the Company enters into an agreement or arrangement with a third party to provide special severance pay and benefits to certain employees acquired from the third party.  Other than with regard to special severance pay, benefits and eligibility, all of the other terms of the Plan shall apply to such employees.

SECTION 4

Payment of Benefits

4.1	Release.

No enhanced severance pay benefits under Section 3.4 of the Plan shall be payable to any participant until such participant has executed a release (as described in Section 3.5) of all of such participant’s then existing rights and legal claims against the Employers and their subsidiaries and affiliates.

4.2	Form of Payment.

Base severance pay under Section 3.3 shall be paid in a single lump sum as soon as administratively practicable after the termination giving rise to such severance pay, but in no event later than the later of: (i) December 31 of the calendar year in which the termination occurs; or (ii) the 15th day of the third month following the termination date.  Subject to the distribution requirements under Section 409A of the Internal Revenue Code of 1986 (the “Code”) described in Section 4.3, enhanced severance pay under Section 3.4 shall be paid in equal installments according to the Employer’s normal payroll schedule; provided, that all benefit payments to a participant shall be completed within 24 months following the date on which the participant’s employment terminates.  The Employer may, in its sole discretion, elect to pay benefits in a lump sum. Notwithstanding the foregoing, all severance payments made pursuant to Section 3.4(e) shall be made in a lump sum.  All payments made under the Plan are subject to reduction for withholding.  Severance payments made under this Plan are not considered eligible wages for any other Employer-provided benefits, including the 401(k) plan.

4.3	Section 409A Restrictions.

Code Section 409A places certain restrictions on when severance pay may be distributed.  Specifically, the first installment of severance pay shall be paid beginning at least six months after the participant’s termination date. However, the six-month delay restriction in the previous sentence shall not apply if (i) the severance pay is distributed not later than 2-½ months following the end of the year in which the participant’s employment terminated; or (ii) the severance pay meets the following two requirements:

(a)
The entire amount of the severance pay does not exceed the lesser of (i) two times the participant’s annual compensation for the year preceding the termination; or (ii) two times the Code Section 401(a)(17) limit for the year of the termination ($490,000 for terminations in 2010); and

(b)
All amounts are paid by December 31 of the second calendar year following the year in which the termination occurs (i.e., if the participant terminates employment in 2010, all payments must be made by December 31, 2012).

4.4	Death Benefits.

In the event of a participant’s death before he or she receives all benefits to which he or she otherwise would be entitled under the Plan, payment of his or her benefits shall be made to his or her beneficiary in installments or a lump sum, as determined by the Company, subject to any distribution requirements under Code Section 409A.  By signing a form furnished by the Employer (and approved by the Company), each participant may designate any person or persons to whom his or her benefits are to be paid if he or she dies before he or she receives all of his or her benefits.  A beneficiary designation form shall be effective only when the form is filed with the Employer while the participant is still alive and shall cancel all beneficiary designation forms previously filed by the participant with the Employer with respect to this Plan.  If a deceased participant has failed to designate a beneficiary as provided above, or if the designated beneficiary predeceases the participant, payment of the participant’s benefits shall be made to his or her estate.  If a designated beneficiary dies before complete payment of any benefits attributable to a participant, remaining benefits shall be paid to the beneficiary’s estate.

SECTION 5

Financing Plan Benefits

All benefits payable under this Plan shall be paid directly by the Employers out of their general assets.  The Employers shall not be required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan.

SECTION 6

Reemployment

If a participant who is entitled to receive benefits under the Plan is reemployed by an Employer, by any enterprise in which the Employer owns an interest or by any acquiror of all or a portion of an Employer (whether by stock or assets) before all his or her benefits have been paid, any benefits remaining to be paid will be forfeited.

SECTION 7

Miscellaneous

7.1	Information to be Furnished by Participants.

Each participant shall furnish to his or her Employer such documents, evidence, data or other information as the Employer considers necessary or desirable for the purpose of administering the Plan.  Benefits under the Plan for each participant are provided on the condition that he or she furnish full, true and complete data, evidence or other information, and that he or she shall promptly sign any document related to the Plan, requested by his or her Employer.

7.2	Employment Rights.

The Plan does not constitute a contract of employment and participation in the Plan shall not give a participant the right to be rehired or retained in the employ of an Employer on a full-time, part-time or any other basis or to be retrained by the Employer, nor shall participation in the Plan give any participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Participants remain employees “at-will.”  Nothing in the Plan guarantees that a participant shall receive his or her target bonus during his or her employment with the Employer.

7.3	Employer’s and Administrator’s Decision Final.

Any interpretation of the Plan and any decision on any matter within the discretion of an Employer or Administrator made by the Employer or Administrator in good faith is binding on all persons.  The Administrator shall establish and maintain a written procedure under which participants may submit claims for benefits, and may request reviews of denied claims.

7.4	Evidence.

Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.5	Uniform Rules.

In managing the Plan, the Employers shall apply uniform rules to all participants similarly situated.  The Administrator may make such other awards of severance benefits to any employee or group of employees as he or she deems desirable, pursuant to conditions and procedures established in writing from time to time in accordance with the terms of the Plan and as are incorporated in the Plan.

7.6	Gender and Number.

Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

7.7	Action by Employer.

Any action required of or permitted by the Company or an Employer under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, by a person or persons authorized by resolutions of its Board of Directors or such committee, or by the Administrator.  An amendment to the Plan that is approved subsequently by resolution of the Board of Directors or a duly authorized committee of the Board of Directors may have retroactive effect.

7.8	Controlling Laws.

Except to the extent superseded by ERISA, the laws of the State of Illinois shall be controlling in all matters relating to the Plan.

7.9	Interests Not Transferable.

Subject to Section 3.7, the interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between a participant and the Employer, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

7.10	Mistake of Fact.

Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

7.11	Severability.

In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

7.12	Withholding.

The Employers reserve the right to withhold from any amounts payable under this Plan all federal, state, city and local taxes as shall be legally required and any applicable insurance or health coverage premiums, as well as any other amounts authorized or required by Employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.

7.13	Effect on Other Plans or Agreements.

Payments or benefits provided to a participant under any Employer stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.  Any obligations or duties of a participant pursuant to any non-competition or other agreement with an Employer shall be governed solely by the terms of such agreement and shall not be affected by the terms of this Plan.

7.14	Non-Duplication.

No person shall be entitled to benefits under this Plan who is entitled to severance or similar benefits under any other plan or arrangement of an Employer, unless otherwise expressly provided in this Plan.

7.15	No Vested Rights.

No person shall acquire any vested rights to any benefits described in the Plan, and the Company reserves the right to discontinue such benefits at any time, as further provided in Section 8.1.

7.16	Procedure for Making and Appealing Claims.

It is not necessary for a participant to apply for benefits under the Plan.  However, if a participant wishes to file a claim for benefits, such claim must be in writing and filed with the Administrator.  Within 90 days after receiving a claim, the Administrator shall either accept or deny the claim completely or partially, and shall notify the claimant of acceptance or denial of the claim.  Benefits shall be paid only if the Administrator decides in his or her sole discretion that the claimant is entitled to them.

If the claim is completely or partially denied, the Administrator shall furnish a written notice to the claimant containing the specific reasons for the denial, specific references to the Plan provisions on which any denial is based, a description of any additional information that must be provided by the claimant in order to support the claim (and why it is necessary), an explanation of the Plan’s appeal procedures and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claim on review.  The claimant may receive copies of all documents, records and other information relevant to the claim upon request and free of charge.

A claimant may appeal the denial of his or her claim and have the Administrator reconsider the decision.  The claimant or the claimant’s authorized representative has the right to request an appeal by written request to the Administrator not later than 60 days after receipt from the Administrator denying his or her claim.  The claimant or the claimant’s authorized representative may submit written comments, documents, records and other information related to the claim for benefits with the appeal.

The Administrator shall make a decision with respect to such an appeal within 60 days after receiving the written request for such appeal, unless additional time is required.  The claimant shall be advised of the Administrator’s decision on the appeal in writing.  This notice shall set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision on the appeal is based.  If the claim is denied, the notice shall also include a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents, records or other information relevant to the claim and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

SECTION 8

Amendment and Termination

8.1	Amendment and Termination.

The Company reserves the right to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time or to terminate the Plan at any time, as to any class or classes of covered employees (including former or retired employees), with or without notice.  Any amendment or termination of the Plan by the Company shall be made in accordance with the procedures set forth in Section 7.7.  Notwithstanding the foregoing, the terms of Section 3.4(e) shall remain effective for each GEC Participant, and may not be amended or terminated, until the date of such GEC Participant’s termination of employment from the Employer or until such time as the GEC Participant’s severance benefits have been superceded by some other severance plan, program or arrangement (including an employment agreement entered into after May 1, 2004) with the Employer.

8.2	Notice of Amendment or Termination.

Participants shall be notified of any material amendment or termination of the Plan within a reasonable time.